    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 1999
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           PLAYBOY ENTERPRISES, INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
    ------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
    ------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    ------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
    ------------------------------------------------------------------------

  (5) Total fee paid:
    ------------------------------------------------------------------------

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
    ------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:
    ------------------------------------------------------------------------

  (3) Filing Party:
    ------------------------------------------------------------------------

  (4) Date Filed:
    ------------------------------------------------------------------------

-------------------------------------------------------------------------------
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

                                [LOGO] PLAYBOY

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                                 MAY 12, 1999

  As a stockholder of Playboy Enterprises, Inc. (the "Company"), you are notified of and cordially invited to attend the Annual Meeting of Stockholders of the Company to be held at the Company's New York offices located at 730 Fifth Avenue, New York, New York 10019, on Wednesday, May 12, 1999 at 9:30 a.m., local time, for the following purposes:

  1. To elect seven directors for the ensuing year, or until their successors are elected and qualified;

  2. To approve amendments to and the restatement of the Company's 1995 Stock Incentive Plan, as amended and restated;

  3. To approve amendments to the Company's Employee Stock Purchase Plan, as amended;

  4. To approve an amendment to the Restated Certificate of Incorporation of Playboy Enterprises International, Inc., a subsidiary of the Company;

  5. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the current fiscal year; and

  6. To transact any other business that may properly come before the meeting.

  The Board of Directors has fixed the close of business on March 22, 1999 as the record date for the determination of the holders of Class A Common Stock entitled to notice of and to vote at the meeting. An alphabetical list of those stockholders, their addresses and number of shares owned shall be on display for all purposes germane to the meeting during ordinary business hours starting at 10:00 a.m. on April 30, 1999 and ending at the close of business on May 11, 1999 in the Company's New York offices. The list shall be available in the office of the Company's Director of Security. The list shall also be on display at the meeting.

  We hope that you will be present at the meeting. If you cannot attend and you are a holder of Class A Common Stock, please date and sign the enclosed proxy card and return it at your earliest convenience in the envelope provided so that your shares will be represented. The envelope requires no postage if mailed in the United States.

April 13, 1999
                                          By Order of the Board of Directors

                                          /s/ Howard Shapiro

                                          Howard Shapiro
                                          Secretary

                           PLAYBOY ENTERPRISES, INC.
                          680 NORTH LAKE SHORE DRIVE
                            CHICAGO, ILLINOIS 60611

                               ----------------
                                PROXY STATEMENT

                               ----------------

                            SOLICITATION OF PROXIES

  This Proxy Statement is being mailed by Playboy Enterprises, Inc. (the "Company") to all holders of Class A Common Stock, par value $0.01 per share (the "Class A Stock"), and Class B Common Stock, par value $0.01 per share (the "Class B Stock" and, together with the Class A Stock, the "Common Stock"), of the Company on or about April 13, 1999 in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the annual meeting of stockholders to be held May 12, 1999. Each proxy duly executed and received prior to the meeting will be voted according to its terms. At any time before the proxy is voted, it may be revoked either by giving a later proxy, by written notification to the Secretary of the Company, or by appearing at the meeting and voting the shares. Under the Company's Amended and Restated Certificate of Incorporation (the "Playboy Charter"), the Class B Stock has no voting rights with respect to the matters to be presented at the annual meeting.

  The solicitation of proxies will be primarily by mail. Proxies may also be solicited personally and by telephone by officers and full-time employees of the Company, none of whom will receive any additional compensation for this activity. The expenses of solicitation will be borne by the Company. These expenses may also include ordinary charges and expenses of brokerage houses and other fiduciaries for forwarding documents to beneficial owners.

  Only stockholders of record as of the close of business on March 22, 1999 will be entitled to vote at the meeting or any adjournment of the meeting. As of that date, the Company had outstanding 4,748,954 shares of Class A Stock, having one vote per share and constituting the Company's only class of voting securities.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  As of February 28, 1999, the only party known to the Company to be the beneficial owner of 5% or more of the Company's voting securities was:

                                                                         PERCENT
                                                        NUMBER OF SHARES   OF
NAME AND ADDRESS                                        OF CLASS A STOCK  CLASS
----------------                                        ---------------- -------
Hugh M. Hefner, Trustee
The Hugh M. Hefner 1991 Trust(1)
9242 Beverly Boulevard
Beverly Hills, CA 90210................................    3,321,836     69.95%

--------
(1) Mr. Hefner, founder of the Company and Editor-in-Chief, owns these shares through The Hugh M. Hefner 1991 Trust. Mr. Hefner has sole investment and voting power over these shares of Class A Stock.

  Mr. Hefner intends to vote his shares in accordance with the recommendations made in this Proxy Statement by the Board of Directors.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  At the meeting, seven directors will be elected to serve until the next ensuing annual meeting of stockholders or until their respective successors are duly elected and qualified. The Company's bylaws allow for the election of not fewer than five and not more than 10 directors and, within this limitation, allow the number of directors to be fixed by the Board of Directors of the Company (the "Board") from time to time. The Board is currently comprised of seven directors. The affirmative vote of the holders of a majority of the Class A Stock represented in person or by proxy is required to elect each of the nominees. Each nominee is currently a director of the Company. If, for any reason, any nominee is not a candidate at the time of election (which is not expected to occur), it is intended that the proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees. Proxies may not be voted for more than seven persons.

  THE BOARD RECOMMENDS THAT HOLDERS OF THE COMPANY'S CLASS A STOCK VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.

  The following information is provided with respect to each of the nominees for director:

CHRISTIE A. HEFNER
Director since 1979
Age 46

  Ms. Hefner was appointed Chairman of the Board and Chief Executive Officer of the Company in November 1988. From September 1986 to November 1988, she was Vice Chairman of the Board, President and Chief Operating Officer. From February 1984 to September 1986, she was President and Chief Operating Officer; she had been President since April 1982. From January 1978 to April 1982, she was a Corporate Vice President. She joined the Company in 1975 as Special Assistant to the Chairman of the Board. Ms. Hefner is the daughter of Hugh M. Hefner, Editor-in-Chief.

DENNIS S. BOOKSHESTER
Director since 1990
Age 60

  Mr. Bookshester has been Chairman of the Board of Cutanix Corporation, a company principally engaged in scientific skin research, since November 1997. Prior to his current position, Mr. Bookshester was an independent business consultant. From December 1990 to May 1991, he served as Chief Executive Officer of Zale Corporation, a company principally involved in the retail sale of jewelry. Mr. Bookshester was Corporate Vice Chairman, Chairman and Chief Executive Officer of the Retail Group of Carson Pirie Scott & Co., positions he held from 1984 to 1989. In addition, Mr. Bookshester is a member of the Board of Directors of Evans, Inc., Fruit of the Loom, Inc., Sundance Homes and Arthur Treachers, Inc. Mr. Bookshester is on the Visiting Committee of the University of Chicago Graduate School of Business. Mr. Bookshester is Chairman of the Audit Committee of the Board and is a member of the Compensation Committee of the Board.

DAVID I. CHEMEROW
Director since 1996
Age 47

  Mr. Chemerow has been President and Chief Operating Officer of GT Interactive Software Corp., a company principally engaged in publishing computer games, since April 1998; he was Executive Vice President and Chief Operating Officer from May 1997 to April 1998. Prior to that, he was Executive Vice President and Chief Financial Officer of ENTEX Information Services, Inc., a company principally involved in personal computer systems integration, from April 1996. Prior to joining ENTEX, he was Executive Vice President, Finance and Operations, and Chief Financial Officer of the Company from 1990. From 1988 to 1990, he served as President of Beechwood Capital Corporation, an investment company involved in acquiring and operating businesses. Mr. Chemerow is also a member of the Board of Directors of Dunham's Athleisure Corporation. Mr. Chemerow is a member of the Audit Committee of the Board.

DONALD G. DRAPKIN
Director since 1997
Age 51

  Mr. Drapkin has been Vice Chairman and Director of MacAndrews & Forbes Holdings Inc. and various affiliates since 1987. Prior to his current position, Mr. Drapkin was a partner in the New York law firm of Skadden, Arps, Slate, Meagher & Flom from 1977 to 1987. In addition, Mr. Drapkin serves as Director of Algos Pharmaceutical Corporation, Anthracite Capital, Inc., BlackRock Asset Investors, Cardio Technologies, Inc., The Molson Companies Limited, Revlon Consumer Products Corporation, Revlon, Inc., VIMRx Pharmaceuticals Inc., and Weider Nutritional International, Inc. Mr. Drapkin is a member of the Compensation Committee of the Board.

SOL ROSENTHAL
Director since 1985
Age 64

  Mr. Rosenthal has been Of Counsel to the Los Angeles law firm of Blanc Williams Johnston & Kronstadt, L.L.P. since May 1996. Prior to that, he was a senior partner in the law firm of Buchalter, Nemer, Fields & Younger from 1974 through April 1996. He has served as an Arbitrator in entertainment industry disputes since 1977 and as the Writers Guild-Association of Talent Agents Negotiator since 1978. Mr. Rosenthal is a former member of the Board of Governors, Academy of Television Arts & Sciences, on which he served from 1990 to 1992; he is a former President of the Beverly Hills Bar Association and a former President of the Los Angeles Copyright Society. In addition, Mr. Rosenthal serves as Director of Artista Management, A.G. Mr. Rosenthal is Chairman of the Compensation Committee of the Board.

RICHARD S. ROSENZWEIG
Director since 1973
Age 63

  Mr. Rosenzweig has been Executive Vice President of the Company since November 1988. From May 1982 to November 1988, he was Executive Vice President, Office of the Chairman, and from July 1980 to May 1982, he was Executive Vice President, Corporate Affairs. Before that, from January 1977 to June 1980, he had been

Executive Vice President, West Coast Operations. His other positions with the Company have included Executive Vice President, Publications Group, and Associate Publisher, Playboy magazine. He has been with the Company since 1958.

SIR BRIAN WOLFSON
Director since 1996
Age 63

  Sir Brian Wolfson served as Chairman of Global Health Alternatives Inc., a company principally involved in health products, from October 1995 to February 1998. From January 1986 to June 1995, he served as Chairman of Wembley plc, a company engaged in the sports and entertainment industry. From 1967 to 1970, he served as joint managing director of Granada Group. He is currently a Director of Fruit of the Loom, Inc., Kepner-Tregoe Inc., and Autotote Inc., Chairman of Natural Health Trends, and a governor of the Joseph H. Lauder Institute of the University of Pennsylvania. Sir Brian Wolfson is a member of the Audit Committee of the Board.

                          COMMITTEES AND COMPENSATION

  The Company has a standing Audit Committee of the Board currently comprised of Messrs. Bookshester (who is the Chairman) and Chemerow and Sir Brian Wolfson. The principal functions of the Audit Committee are to consider and recommend the selection of independent public accountants to audit the Company's financial statements, to review the Company's internal accounting policies and controls, to review with the independent accountants the scope of their audit and their recommendations and comments with respect to internal controls and accounting systems, and to reinforce the independence of the independent accountants. During fiscal year 1998, the Audit Committee held one meeting.

  The Company has a standing Compensation Committee of the Board currently comprised of Messrs. Rosenthal (who is the Chairman), Bookshester and Drapkin. The functions of the Compensation Committee include approving compensation, salary or termination arrangements and all proposed contracts and transactions with employees whose salaries and bonuses are more than $250,000 and less than $400,000 per year (except employees who are corporate officers). The Compensation Committee is also responsible for reviewing and making recommendations to the Board concerning employee benefit programs, compensation, salary or termination arrangements and all proposed contracts and transactions with any employee (including Mr. Hefner) whose salary and bonus equals or exceeds $400,000 per year, and those individuals mentioned as exceptions immediately above in regard to the approval authority of the Compensation Committee. The Compensation Committee administers the 1995 Stock Incentive Plan, as amended and restated (the "1995 Plan"), for the Company's key employees and has the authority to determine which employees are "key employees" and thereby eligible to participate in the 1995 Plan. The Compensation Committee also administers the Company's Employee Stock Purchase Plan, as amended (the "Purchase Plan"). During fiscal year 1998, the Compensation Committee held five meetings.

  The Company does not have a standing Nominating Committee of the Board. From time to time, the Board creates other committees to address Company matters.

  During fiscal year 1998, the Board held seven meetings. Every member of the Board attended 75% or more of the aggregate of the total number of all meetings held during the fiscal year by the Board and the committees on which that member served during that period.

  Non-employee directors receive an annual fee of $25,000 prorated from the effective date of their election and paid quarterly. They can elect to receive this annual fee in cash and/or in Class B Stock. An additional fee of $1,000 worth of Class B Stock is paid for each in-person Board meeting attended by a non-employee director. In addition, from time to time the Board compensates members of committees for extra time and effort expended on the Company's affairs. Accordingly, for fiscal year 1998, Messrs. Bookshester, Chemerow, Drapkin and Rosenthal and Sir Brian Wolfson earned compensation of $30,000, $30,000, $29,000, $30,000 and $30,000, respectively.
Since October 1992, non-employee directors have also been eligible to participate in the Company's Deferred Compensation Plan for non-employee directors, under which they may elect to defer portions of their annual fees and per-meeting payments. All amounts deferred and interest credited are 100% vested immediately and are general unsecured obligations of the Company.

  Each non-employee director is also a participant in the Playboy Enterprises, Inc. 1991 Non-Qualified Stock Option Plan for Non-Employee Directors (the "1991 Plan"). Under the 1991 Plan, each director is granted a non-qualified stock option to purchase shares of Class B Stock. An aggregate of 80,000 shares of Class B Stock were available for grant under the 1991 Plan. Each option is exercisable in four equal annual installments, beginning on the first anniversary of the date that options were initially granted, unless accelerated under certain circumstances set forth in the 1991 Plan. All installments are cumulative and may be exercised in whole or in part. Options granted under the 1991 Plan generally expire 10 years after the date of grant, though they may expire earlier. Shares issued upon the exercise of options granted under the 1991 Plan may be either treasury shares or newly issued shares.

                              EXECUTIVE OFFICERS

  The following information is provided with respect to the executive officers of the Company, other than Ms. Hefner and Mr. Rosenzweig for whom the information is provided above under the caption "ELECTION OF DIRECTORS".

LINDA G. HAVARD
Executive Vice President,
 Finance and Operations,
 and Chief Financial Officer
Age 44

  Ms. Havard was appointed to her present position in May 1997. From August 1982 to May 1997, she held various financial and management positions at Atlantic Richfield Company ("ARCO"). From October 1996 to May 1997, Ms. Havard served as ARCO's Senior Vice President in the Global Energy Ventures division. She also served as ARCO's Vice President of Corporate Planning from January 1994 to December 1996. Her other positions with ARCO included Vice President, Finance, Planning and Control, ARCO Transportation Co. and President, ARCO Pipe Line Co.

HUGH M. HEFNER
Editor-in-Chief
Age 73

  Mr. Hefner founded the Company in 1953. He was appointed to his present position in November 1988. From October 1976 to November 1988, Mr. Hefner served as Chairman of the Board and Chief Executive Officer, and before that he served as Chairman, President and Chief Executive Officer. Mr. Hefner is the father of Christie A. Hefner, Chairman of the Board and Chief Executive Officer.

HELEN ISAACSON
Senior Vice President and
 President, Product Marketing Group
Age 52

  Ms. Isaacson was appointed to her present position in October 1997. From January 1997 to October 1997, she served as Executive Vice President of worldwide licensing at the Marvel Comics Group, an entertainment company. From November 1991 to December 1996, Ms. Isaacson served as Senior Vice President of international licensing and merchandising at Turner Home Entertainment, a wholly-owned subsidiary of Time Warner, Inc.

HERBERT M. LANEY
Executive Vice President and
 President, Catalog Group
Age 54

  Mr. Laney was promoted to his present position in December 1996, having been Senior Vice President and President, Catalog Group from September 1995 to December 1996. In June 1993, he was named President, Catalog Group, having been Senior Vice President, Catalog Group from August 1990 to June 1993. From June 1988 to August 1990, he served as Senior Vice President, Direct Marketing. In May 1987, Mr. Laney started Critics' Choice Video Inc. From July 1984 to May 1987, he served as Vice President, Sales, at Cosmetique, Inc. From November 1976 to July 1984, he served first as Merchandising Manager, then as Marketing Manager and, lastly, as General Manager, Speciality Catalogs, of Spiegel Holdings Inc.

MARTHA O. LINDEMAN
Senior Vice President, Corporate
 Communications and
 Investor Relations
Age 48

  Ms. Lindeman was appointed to her present position in September 1998. From 1992 to 1998, she served as Vice President, Corporate Communications and Investor Relations. From 1986 to 1992, she served as Manager of Communications at the Tribune Company, a leading information and entertainment company.

ANTHONY J. LYNN
Executive Vice President and
 President, Entertainment Group
Age 46

  Mr. Lynn was appointed to his present position in June 1992. From 1991 to 1992, he served as President of international television distribution and worldwide pay television at MGM-Pathe Communications Co., where he was Executive Vice President from 1987 to 1991. During 1987, he served as President of Cable, Pay T.V. and Home Video at Coca Cola Telecommunications, Inc.

ALEX MIRONOVICH
Executive Vice President and
 President, Publishing Group
Age 46

  Mr. Mironovich was appointed to his present position in February 1999. From 1998 to 1999, he was employed at Meredith Corporation where he served as Group Publisher. From 1993 to 1998, he served as Associate Publisher and then Publisher of Better Homes and Gardens.

GARRY W. SAUNDERS
Executive Vice President and
 President, Casino Gaming Group
Age 47

  Mr. Saunders was appointed to his present position in March 1998 after serving as an independent consultant to the Company from October 1997. From July 1995 to July 1997, he served as Executive Vice President and Director of Gaming Operations at ITT Caesars World, a casino resort corporation. From February 1994 to July 1995, he served as Executive Vice President and Director of Gaming Operations of ITT Sheraton, a hotel and casino company. From 1987 to 1993, he served as Executive Vice President of the Sands Hotel and Casino in Atlantic City.

HOWARD SHAPIRO
Executive Vice President,
 Law and Administration,
 General Counsel and Secretary
Age 51

  Mr. Shapiro was appointed to his present position in May 1996. From September 1989 to May 1996, he served as Executive Vice President, Law and Administration, and General Counsel. From May 1985 to September 1989, Mr. Shapiro served as Senior Vice President, Law and Administration, and General Counsel. From July 1984 to May 1985, he served as Senior Vice President and General Counsel. From September 1983 to July 1984, he served as Vice President and General Counsel. From May 1981 to September 1983, he served as Corporate Counsel. From June 1978 to May 1981, he served as Division Counsel. From November 1973 to June 1978, he served as Staff Counsel.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK
                      BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of February 28, 1999, the number and percentage of shares of Common Stock beneficially owned by each Director, by each Executive Officer named in the Summary Compensation Table on page 12 and by all Directors and Executive Officers as a Group. As used in this Proxy Statement, "beneficially owned" means the sole or shared power to vote or direct the voting of a security and/or the sole or shared power to dispose or direct the disposition of a security.

                                      SHARES OF PERCENT OF SHARES OF PERCENT OF
NAME OF DIRECTOR OR                    CLASS A   CLASS A    CLASS B   CLASS B
NAMED EXECUTIVE OFFICER(1)            STOCK(2)    STOCK    STOCK(2)    STOCK
--------------------------            --------- ---------- --------- ----------
Dennis S. Bookshester(3)(4)..........     3,000       *       24,063       *
David I. Chemerow(3)(4)..............       800       *       39,700       *
Donald G. Drapkin(3)(4)..............         0       *        7,500       *
Linda G. Havard(3)(4)................         0       *       38,750       *
Christie A. Hefner(3)(4).............    72,274    1.50      566,428    3.46
Hugh M. Hefner....................... 3,321,836   69.95    7,965,508   50.17
Anthony J. Lynn(3)(4)................       600       *      216,418    1.35
Sol Rosenthal(3)(4)..................       252       *       23,108       *
Richard S. Rosenzweig(3)(4)..........    25,365       *      116,230       *
Sir Brian Wolfson(3)(4)..............     2,500       *       12,852       *
All Directors and Executive Officers
 as a Group (17 persons)(3)(4)....... 3,461,692   71.17    9,372,525   54.81

--------
*Less than 1% of the total shares outstanding.
(1) For fiscal year 1998, in addition to Ms. Havard, Ms. Hefner, Mr. Hefner, Mr. Lynn and Mr. Rosenzweig, the Company's executive officers were: Helen Isaacson, Herbert M. Laney, Martha O. Lindeman, Alex Mironovich, Garry W. Saunders, Howard Shapiro and Buford Smith (who terminated his employment in April 1999).
(2) In each case, beneficial ownership consists of sole voting and investment power, with the exception of Mr. Rosenthal, who owns two shares of Class A Stock and six shares of Class B Stock as custodian for his son. Mr. Rosenthal disclaims beneficial ownership of these shares. As of February 28, 1999, all Directors and Executive Officers as a Group shared voting and investment power over 52 shares of Class A Stock and 31,886 shares of Class B Stock.

(3) Includes the following shares of Common Stock which are subject to installments of stock option grants made under the Company's 1989 Stock Option Plan (the "1989 Plan"), the 1995 Plan and the 1991 Plan, which were either exercisable on February 28, 1999, or are exercisable within 60 days of February 28, 1999.

                                                              CLASS A  CLASS B
   DIRECTOR OR NAMED EXECUTIVE OFFICER                         STOCK    STOCK
   -----------------------------------                        ------- ---------
   Dennis S. Bookshester.....................................       0    15,000
   David I. Chemerow.........................................       0     5,000
   Donald G. Drapkin.........................................       0     2,500
   Linda G. Havard...........................................       0    18,750
   Christie A. Hefner........................................  55,000   447,500
   Anthony J. Lynn...........................................       0   183,750
   Sol Rosenthal.............................................       0    15,000
   Richard S. Rosenzweig.....................................  25,000    95,000
   Sir Brian Wolfson.........................................       0     7,500
   All Directors and Executive Officers as a Group (15 per-
    sons).................................................... 115,000 1,026,250

(4) Includes the following shares of Class B Stock which are subject to the vesting of restricted stock awards made under the 1995 Plan and the 1997 Equity Plan for Non-Employee Directors of Playboy Enterprises, Inc., as amended.

                                                               INITIAL UNVESTED
   DIRECTOR OR NAMED EXECUTIVE OFFICER                          GRANT  PORTION
   -----------------------------------                         ------- --------
   Dennis S. Bookshester......................................   5,000   5,000
   David I. Chemerow..........................................   5,000   5,000
   Donald G. Drapkin..........................................   5,000   5,000
   Linda G. Havard............................................  20,000  20,000
   Christie A. Hefner.........................................  75,000  37,500
   Anthony J. Lynn............................................  26,250  13,124
   Sol Rosenthal..............................................   5,000   5,000
   Richard S. Rosenzweig......................................  20,000  10,000
   Sir Brian Wolfson..........................................   5,000   5,000
   All Directors and Executive Officers as a Group (16 per-
    sons)..................................................... 288,750 194,374

                            EXECUTIVE COMPENSATION

  The following tables set forth information regarding the compensation received by the Company's Chief Executive Officer and the other four most highly compensated executive officers, determined by reference to fiscal year 1998 (the "Named Executive Officers"). The first table ("Compensation Earned During and With Respect to Fiscal Years and Transition Period") reflects salary and bonus, as well as the value of restricted stock awards and stock options granted in prior years but which vested with respect to or through the indicated fiscal years and transition period. The second and third tables ("Summary Compensation Table" and "Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values") are in the format dictated by the applicable rules of the Securities and Exchange Commission ("SEC"). The Summary Compensation Table reflects salary, bonus and other compensation earned in the designated fiscal years and transition period as well as stock options and restricted stock awards granted (without regard to vesting) in those fiscal years and transition period. The third table reflects certain information regarding vested and unvested stock options held as of December 31, 1998 and the value of those options as of that date. No Named Executive Officer exercised any stock options during fiscal year 1998.

                COMPENSATION EARNED DURING AND WITH RESPECT TO
                      FISCAL YEARS AND TRANSITION PERIOD

                                         ANNUAL COMPENSATION                 VESTING OF LONG-TERM COMPENSATION
                                     ---------------------------    ------------------------------------------------------
                                                                                               FISCAL YEAR-  FISCAL YEAR-
                                                                     VALUE OF      ESTIMATED   END VALUE OF  END VALUE OF
                                                                      VESTED     TAX LIABILITY    CLASS A       CLASS B
                                                         OTHER       CLASS B     WITH RESPECT      STOCK         STOCK
                                                         ANNUAL     RESTRICTED   TO VESTING OF  UNDERLYING    UNDERLYING
                                                        COMPEN-       STOCK       RESTRICTED    EXERCISABLE   EXERCISABLE
NAME AND PRINCIPAL POSITION  YEAR(1)  SALARY    BONUS    SATION       AWARDS         STOCK     OPTIONS(2)(3) OPTIONS(2)(3)
---------------------------  ------- -------- --------- --------    ----------   ------------- ------------- -------------
Christie A. Hefner.......      1998  $499,989 $ 198,197                                          $680,625     $3,187,538
 Chairman of the Board
  and                        1997.5   249,990                                                     391,875      1,706,849
 Chief Executive Officer       1997   499,980   178,781              $217,969(6)    $70,731(6)    261,250        855,546
                               1996   450,008   337,506               248,438(7)     80,618(7)    446,875      1,410,507
Anthony J. Lynn..........      1998   524,996 1,190,750                                                        2,356,484
 Executive Vice President
  and                        1997.5   262,496   340,800                                                        1,295,415
 President, Entertainment
  Group                        1997   524,992   757,700                76,295(6)     27,047(6)                   582,561
                               1996   499,982   380,000                86,960(7)     30,827(7)                 1,047,274
Hugh M. Hefner...........      1998   749,998   118,918
 Editor-in-Chief             1997.5   374,995
                               1997   419,978   106,792
                               1996   399,986   160,000
Linda G. Havard(4).......      1998   304,493    72,421                                                          137,109
 Executive Vice
  President,                 1997.5   149,994
 Finance and Operations,
  and                          1997    36,922           $243,691(5)
 Chief Financial Officer
Richard S. Rosenzweig....      1998   299,994    59,459                                           310,938      1,242,188
 Executive Vice President    1997.5   149,994                                                     179,688        738,125
                               1997   259,420    82,452                58,125(6)     20,605(6)    120,313        387,500
                               1996   254,800   127,400                66,250(7)     23,486(7)    204,688        631,563

--------
(1) The transition period for the six months ending December 31, 1997 is identified as 1997.5 for purposes of this table and included 13 pay periods.
(2) Value of stock options under the 1989 Plan and the 1995 Plan that were exercisable as of the respective year-end and transition period-end are based on the difference between the closing price of Class A Stock or Class B Stock, as applicable, on December 31 of fiscal year 1998 and of the transition period and on June 30 (or the last business day) of fiscal years 1997 and 1996, and the exercise price of the option. The closing price of the Class A Stock was $19 1/8 at December 31, 1998, $13 7/8 at December 31, 1997, $11 1/2 at

   June 30, 1997 and $14 7/8 at June 28, 1996. The closing price of the Class B Stock was $20 15/16 at December 31, 1998, $15 11/16 at December 31, 1997,
   $11 9/16 at June 30, 1997 and $14 3/4 at June 28, 1996.
(3) The period-to-period increase or decrease in value of stock underlying exercisable options is a function of both fluctuations in the market price of Class A Stock and Class B Stock underlying options and the vesting or exercise of options. The following tables reflect, for period-to-period fluctuations in the value of Class A Stock and Class B Stock underlying options, the amount of the fluctuation attributable to appreciation or depreciation in the market value of the stock and the amount of any increase attributable to the vesting of additional options. No Named Executive Officer exercised any stock options during fiscal year 1998.

                                 CLASS A STOCK

                    1997.5 TO 1998 INCREASE IN VALUE 1997 TO 1997.5 INCREASE IN VALUE  1996 TO 1997 DECREASE IN VALUE
                    -------------------------------- -------------------------------- ---------------------------------
                    APPRECIATION  VESTING            APPRECIATION  VESTING            DEPRECIATION  VESTING
NAME                  OF STOCK   OF OPTIONS  TOTAL     OF STOCK   OF OPTIONS  TOTAL     OF STOCK   OF OPTIONS   TOTAL
----                ------------ ---------- -------- ------------ ---------- -------- ------------ ---------- ---------
Ms. Hefner.........   $288,750          $ 0 $288,750   $130,625          $ 0 $130,625  $(185,625)         $ 0 $(185,625)
Mr. Rosenzweig.....    131,250            0  131,250     59,375            0   59,375    (84,375)           0   (84,375)

                                 CLASS B STOCK

                   1997.5 TO 1998 INCREASE IN VALUE  1997 TO 1997.5 INCREASE IN VALUE  1996 TO 1997 DECREASE IN VALUE
                  ---------------------------------- -------------------------------- ---------------------------------
                  APPRECIATION  VESTING              APPRECIATION  VESTING            DEPRECIATION  VESTING
NAME                OF STOCK   OF OPTIONS   TOTAL      OF STOCK   OF OPTIONS  TOTAL     OF STOCK   OF OPTIONS   TOTAL
----              ------------ ---------- ---------- ------------ ---------- -------- ------------ ---------- ---------
Ms. Hefner.......  $1,348,627   $132,062  $1,480,689   $835,313    $15,990   $851,303  $(645,469)   $90,508   $(554,961)
Mr. Lynn.........     964,687     96,382   1,061,069    712,854          0    712,854   (550,842)    86,129    (464,713)
Ms. Havard.......           0    137,109     137,109
Mr. Rosenzweig...     472,500     31,563     504,063    350,625          0    350,625   (270,938)    26,875    (244,063)

--------
(4) Ms. Havard joined the Company in May 1997. Accordingly, compensation information is not provided for periods prior to her employment with the Company.
(5) Represents amounts paid by the Company for Ms. Havard to relocate to Chicago and for tax gross-ups related to those amounts.
(6) Values of vested restricted stock awards are based on the closing price of Class B Stock on August 7, 1997, the date on which restrictions lapsed with respect to 25% of the shares because the Company's annual operating income for fiscal year 1997 exceeded $10.0 million. As a result of that vesting, each of the indicated Named Executive Officers became liable for payment of taxes owed on the value of those vested shares. The Company did not withhold shares of restricted stock to satisfy, or otherwise fund, the tax obligations related to vesting.
(7) Values of vested restricted stock awards are based on the closing price of Class B Stock on August 5, 1996, the date on which restrictions lapsed with respect to 25% of the shares because the Company's annual operating income for fiscal year 1996 exceeded $7.5 million. As a result of that vesting, each of the indicated Named Executive Officers became liable for payment of taxes owed on the value of those vested shares. The Company did not withhold shares of restricted stock to satisfy, or otherwise fund, tax obligations related to vesting.

                          SUMMARY COMPENSATION TABLE

  The following table reflects salary, bonus and other compensation earned in the last three fiscal years and the six-month transition period ended December 31, 1997, as well as stock options and restricted stock awards granted (without regard to vesting) in those fiscal years and that transition period.

                                                                          LONG-TERM
                                         ANNUAL COMPENSATION         COMPENSATION AWARDS
                                     ---------------------------    ---------------------
                                                                               SECURITIES
                                                         OTHER       CLASS B   UNDERLYING
                                                         ANNUAL     RESTRICTED  OPTIONS    ALL OTHER
                                                        COMPEN-       STOCK     CLASS B     COMPEN-
NAME AND PRINCIPAL POSITION  YEAR(1)  SALARY    BONUS    SATION     AWARDS(2)    STOCK      SATION
---------------------------  ------- -------- --------- --------    ---------- ----------  ---------
Christie A. Hefner.......      1998  $499,989 $ 198,197                                     $19,587(7)
 Chairman of the Board
  and                        1997.5   249,990                                                 3,709
 Chief Executive Officer       1997   499,980   178,781                          75,000(5)   11,007
                               1996   450,008   337,506                                       7,721
Anthony J. Lynn..........      1998   524,996 1,190,750                                       7,688(7)
 Executive Vice President
  and                        1997.5   262,496   340,800                                       2,834
 President, Entertainment
  Group                        1997   524,992   757,700                                      11,315
                               1996   499,982   380,000                                       7,683
Hugh M. Hefner...........      1998   749,998   118,918                                       7,688(7)
 Editor-in-Chief             1997.5   374,995                                                 2,389
                               1997   419,978   106,792                                      11,057
                               1996   399,986   160,000                                       8,075
Linda G. Havard(3).......      1998   304,493    72,421                                      12,745(7)
 Executive Vice Presi-
  dent,                      1997.5   149,994
 Finance and Operations,
  and                          1997    36,922           $243,691(4)  $272,500    75,000(6)
 Chief Financial Officer
Richard S. Rosenzweig....      1998   299,994    59,459                                       6,888(7)
 Executive Vice President    1997.5   149,994                                                 2,155
                               1997   259,420    82,452                                       9,250
                               1996   254,800   127,400                                       7,668

--------
(1) The transition period for the six months ending December 31, 1997 is identified as 1997.5 for purposes of this table and included 13 pay periods.
(2) Values of restricted stock awards under the 1995 Plan shown in the Summary Compensation Table are based on the closing price of Class B Stock on the date of grant. As of December 31, 1998, Ms. Havard held 20,000 shares of restricted Class B Stock, valued at $418,750. The restrictions on the stock awards granted to Ms. Havard lapse in increments of 38% and 62% of the shares at the end of any fiscal year during which annual operating income first equals or exceeds $15 million and $20 million, respectively, in each case after deducting expenses related to the vesting of restricted shares at that income level. Dividends are not paid on restricted Class B Stock.
(3) Ms. Havard joined the Company in May 1997. Accordingly, compensation information is not provided for periods prior to her employment with the Company.
(4) Represents amounts paid by the Company for Ms. Havard to relocate to Chicago and for tax gross-ups related to those amounts.
(5) Represents two stock options granted in fiscal year 1997 under the 1995 Plan. The first option is an incentive stock option for 6,779 shares of Class B Stock, with an exercise price of $16.225 (110% of fair market value on the date of grant), and an expiration date of July 1, 2001. The second option is a non-qualified stock option for 68,221 shares of Class B Stock, with an exercise price of $14.75 (100% of fair market value on the date of grant), and an expiration date of July 1, 2006. Both options are exercisable in equal annual increments over a four-year period beginning July 1, 1997.
(6) Represents an incentive stock option granted in fiscal year 1997 under the 1995 Plan that is exercisable in equal annual increments over a four-year period beginning May 16, 1998. The option expires on May 16, 2007.

(7) The amounts disclosed include:
  (a) Company profit-sharing contributions of $2,088 on behalf of Ms. Hefner, Mr. Lynn, Mr. Hefner, Ms. Havard and Mr. Rosenzweig in fiscal year 1998 under the Company's Employees Investment Savings Plan.
  (b) Company 401(k) matching contributions of $5,600 on behalf of Ms. Hefner, Mr. Lynn, Mr. Hefner and Ms. Havard and $4,800 on behalf of Mr. Rosenzweig in fiscal year 1998 under the Company's Employees Investment Savings Plan.
  (c) Company deferred compensation matching contributions of $11,899 on behalf of Ms. Hefner and $5,057 on behalf of Ms. Havard in fiscal year 1998 under the Company's Deferred Compensation Plan.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                              NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED IN-THE-MONEY
                          UNEXERCISED OPTIONS AT FISCAL YEAR-END           OPTIONS AT FISCAL YEAR-END(1)
                          --------------------------------------------  ------------------------------------
                              EXERCISABLE            UNEXERCISABLE          EXERCISABLE      UNEXERCISABLE
                          ----------------------- --------------------  ------------------- ----------------
                           CLASS A     CLASS B     CLASS A   CLASS B    CLASS A   CLASS B   CLASS A CLASS B
                            STOCK       STOCK       STOCK     STOCK      STOCK     STOCK     STOCK   STOCK
                          ----------  ----------- --------- ----------  -------- ---------- ------- --------
Christie A. Hefner
 Fiscal year 1990 grant.      50,000      150,000                       $621,875 $2,137,500
 Fiscal year 1992 grant.       5,000       15,000                         58,750    203,438
 Fiscal year 1995 grant.                   56,250               18,750              619,568         $206,524
 Fiscal year 1997 grant.                   37,500               37,500              227,032          227,031
Anthony J. Lynn
 Fiscal year 1992 grant.                  140,000                                 1,741,250
 Fiscal year 1994 grant.                   43,750                                   615,234
Linda G. Havard
 Fiscal year 1997 grant.                   18,750               56,250              137,109          411,328
Richard S. Rosenzweig
 Fiscal year 1990 grant.      25,000       75,000                        310,938  1,068,750
 Fiscal year 1995 grant.                   15,000                5,000              173,438           57,813

--------
(1) Based on a closing price for Class A Stock of $19 1/8 per share and for Class B Stock of $20 15/16 per share on December 31, 1998 as reported in the New York Stock Exchange Composite Listing.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  This report by the Compensation Committee and the Performance Graph on page 16 shall not be deemed to be incorporated by reference by any general statement which incorporates by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Acts"), and they shall not otherwise be deemed filed under the Acts.

  The Company's executive compensation programs are administered by the Compensation Committee of the Board of Directors (the "Committee"). Messrs. Rosenthal (who is the Chairman), Bookshester and Drapkin served as members of the Committee during the entire fiscal year 1998. None of these three directors has ever served as an officer of the Company.

  The Company's executive compensation programs are designed to help the Company achieve its business objectives by:

  . setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

  . providing incentive compensation that varies directly with both Company financial performance and individual contribution to that performance; and

  . linking compensation to elements which affect short- and long-term share performance.

  Consequently, the Committee considers its primary mission to structure and administer a range of compensation programs designed to enable the Company to attract and retain executive talent in a highly competitive marketplace, well-known for its individually tailored packages. The Committee periodically evaluates the competitiveness of its executive compensation programs, using information drawn from a variety of sources, including published survey data, information supplied by consultants and the Company's own experience in recruiting and retaining executives. Following are the criteria considered by the Committee in establishing compensation programs and the factors considered in determining the compensation of executives.

BASE SALARY

  The base salaries and salary ranges for executives are determined in relation to competitive market data and level of responsibility and are subject to periodic review by outside executive compensation consultants. Salary ranges are reviewed on an annual basis taking into consideration, among other things, the financial performance of the Company, and are adjusted as the Committee deems necessary. Executives' salaries are reviewed on an annual basis, and salary changes are based upon individual performance with consideration given to each executive's total compensation package and external market data. While some of the companies in the peer group chosen for comparison of shareholder returns in the Performance Graph on page 16 may be included in the surveys and information considered by the Committee in setting executives' salaries, there is no set peer group against which those salaries are measured. Instead, the Committee reviews broad-based industry salary data, which typically exclude financial services and not-for-profit companies, and, when available, will examine industry-specific data relative to a particular position. For fiscal year 1998, the Company continued the practice of restraining base salaries and salary grade ranges. This is consistent with the Company's current philosophy of focusing less on fixed compensation and more on variable performance-based compensation in the form of short- and long-term incentives.

SHORT-TERM INCENTIVES

  Executives are eligible for annual bonuses under the Company's Executive Incentive Compensation Program (the "Program"). For fiscal year 1998, participants could earn 30% to 150% of their respective January 1, 1998 base salaries. These percentages were enhanced for fiscal year 1998, as compared to previous fiscal years, to account for the fact that the Program year was expanded to 18 months to accommodate the six-month transition period ended December 31, 1997. No non-contractual bonuses were paid under the Program for that six-month transition period. The total bonus amount earned was calculated based on consolidated profitability and may also be based in part on group or individual segment profitability and/or cash flows, with a threshold level of performance required before payments would be made. Under these compensation arrangements, certain executives, including all Named Executive Officers except Mr. Lynn, were entitled to, and did receive, payouts under the Program. Additionally, consistent with a frequently observed practice in the highly competitive entertainment, online and catalog industries, some top executive officers' compensation arrangements include participation by the executive in the incremental profits above a fixed base of the business for which he or she is responsible. Mr. Lynn has a special compensation plan under which he receives profit-sharing remuneration and he does not participate in the Program. See "EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS AND INCENTIVE COMPENSATION PLANS".

LONG-TERM INCENTIVES

  Long-term incentive awards are provided by the 1995 Plan. The 1995 Plan is administered by members of the Committee who, subject to the terms of the 1995 Plan, designate "key employees" of the Company to whom options and other awards may be granted, the number of shares of Class B Stock to be covered by each option or other stock award, the time or times at which the options may be exercised, the vesting of awards, and other administrative functions. Thus far, the Committee has granted incentive stock options, non-qualified stock options and restricted stock awards under the 1995 Plan. The grants are designed to further the growth, development and financial success of the Company by providing additional incentives to key employees and assisting them to become owners of capital stock of the Company and thus to benefit directly from its growth, development and financial success. Stock option grants and restricted stock awards also enable the Company to attract and retain the services of executives considered essential to the long-range success of the Company by providing them with a competitive compensation package and an opportunity to become owners of capital stock of the Company.

CHAIRMAN AND CHIEF EXECUTIVE OFFICER COMPENSATION

  During fiscal year 1998, the Compensation Committee, at Ms. Hefner's request, did not increase Ms. Hefner's salary. Effective January 1, 1999, her salary was increased to $555,000. In making these decisions, the Committee considered, among other things, the Company's overall financial and operational performance over the last few fiscal years. The Compensation Committee also reviewed competitive market data and, consistent with its general approach to salaries, attempted to place Ms. Hefner's salary slightly above the median of the data reported in relevant compensation surveys and other information considered by the Committee.

  Ms. Hefner's bonus payout of $198,197 was calculated according to the Program. Ms. Hefner's maximum bonus opportunity was 150% of her base salary. Her bonus was based on achievement of profitability targets for fiscal year 1998. The Company achieved only some of its targets and, therefore, only a portion of the maximum bonus was paid to her.

DEDUCTIBILITY OF COMPENSATION

  In 1993, changes were made to the federal corporate income tax law to limit the ability of public companies to deduct compensation in excess of $1 million paid annually to the five most highly compensated executive officers. There are exemptions from this limit, including compensation that is based on the attainment of performance goals that are established by the Committee and approved by the Company's stockholders and forms of current compensation provided under a binding contract pre-dating the new tax law. It is the Committee's policy to seek to qualify executive compensation for deductibility to the extent that this policy is consistent with the Company's overall objectives in attracting, motivating and retaining its executives. The Committee believes that grants of stock options under the 1995 Plan and grants of restricted stock made to executive officers under the 1995 Plan during fiscal year 1998 qualify as stockholder-approved performance-based compensation and, therefore, will be fully deductible when an option is exercised or the restricted stock vests. Grants of restricted stock made under the 1995 Plan prior to fiscal year 1997, however, do not qualify as stockholder-approved performance-based compensation and, therefore, will not be fully deductible to the extent that the compensation, when added to other non-exempt compensation for a particular executive, exceeds the limit in any tax year. The Committee believes that, based upon current compensation levels, compensation paid in fiscal year 1998 should be fully deductible.

Submitted by the
Compensation Committee:

Sol Rosenthal, Chairman
Dennis S. Bookshester
Donald G. Drapkin

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee during fiscal year 1998 were Sol Rosenthal, Chairman, Dennis S. Bookshester and Donald G. Drapkin, none of whom has served at any time as an officer or employee of the Company or any of its subsidiaries.

                               PERFORMANCE GRAPH

  The following graph is a comparison of the yearly percentage change in the Company's total shareholder return on its Class B Stock, with the cumulative total return of the Russell 2000 Stock Index and an index of peer companies selected by the Company consisting of companies engaged in lines of business similar to its own. In addition to the Company, these companies are: McGraw-Hill Inc., Meredith Corporation, Time Warner Inc., Tribune Company and The Walt Disney Company.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
            AMONG PLAYBOY ENTERPRISES, INC., THE RUSSELL 2000 INDEX
                               AND A PEER GROUP

   [THE TABLE BELOW WAS REPRESENTED IN THE PRINTED MATERIAL BY A LINE GRAPH]

                                ------------------------------------------------
                                12/93   12/94   12/95   12/96   12/97   12/98
--------------------------------------------------------------------------------
PLAYBOY ENTERPRISES, INC.       $100    $ 81    $ 64    $ 75    $121    $161
--------------------------------------------------------------------------------
PEER GROUP                      $100    $ 97    $119    $135    $205    $259
--------------------------------------------------------------------------------
RUSSELL 2000                    $100    $ 98    $126    $147    $180    $179
--------------------------------------------------------------------------------
---------
* $100 invested on 12/31/93 in stock or index - including reinvestment of dividends.
  Fiscal year ending December 31.

                  EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
                       AND INCENTIVE COMPENSATION PLANS

To aid the Company in retaining its most senior executives and certain other officers, the Board approved Change in Control Agreements (the "Agreements"), which provide for the payment of specified benefits to selected officers if their employment terminates after a "change in control" (defined below) of the Company. Christie A. Hefner, Anthony J. Lynn, Linda G. Havard and Richard S. Rosenzweig are beneficiaries of this program. Each Agreement provides that:

  . a lump-sum cash payment will be made within 10 days following termination, equal to 300% of the sum of the officer's annual base salary in effect immediately prior to the occurrence of the change in control and the maximum bonus for the officer's position under the Program established for the then applicable fiscal year;

  . the amount of the lump-sum cash payment would be subject to reduction so that no portion would be subject to the excise tax provision of the Internal Revenue Code of 1986, as amended (the "Code"), but only if the officer would obtain a net after-tax benefit from this reduction;

  . the officer will be allowed to continue his or her participation in then existing welfare benefit plans, such as medical insurance, for up to a year from the effective date of termination;

  . the Agreement will have an initial five-year term, automatically extended on each anniversary of its execution unless the Company or the officer gives notice that it or the officer does not wish to extend the Agreement; and

  . payments become due and benefits are provided if, within 18 months after a change in control, the employee is involuntarily terminated for reasons other than death, disability or "cause" (defined below), or voluntarily terminates employment for certain reasons.

  A "change in control" is defined as (1) any liquidation or dissolution of the Company; (2) a sale, exchange or other disposition of Playboy magazine;
(3) any occurrence by which The Hugh M. Hefner 1991 Trust and Christie A. Hefner (who is deemed to hold shares beneficially owned by the Trust to the extent Ms. Hefner has sole voting power with respect to those shares) cease, collectively, to hold at least 50% of the Company's stock entitled to vote generally in the election of Company directors; and (4) the merger, consolidation or reorganization of the Company, or sale of all or substantially all of the Company's assets, unless the transaction is initiated by the Company and, as a result of the transaction, not less than a majority of the combined voting power of the securities of the surviving or transferee corporation is held by persons who held not less than a majority of the combined voting power of the outstanding voting stock of the Company immediately prior to the transaction.

  Under the Agreements, "cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or willful engagement in conduct materially injurious to the Company. The Agreements also provide that the reasons for which the officer may voluntarily terminate employment without forfeiture of benefits include failure to maintain the officer in the position held prior to the change in control, removal of the officer from the Board, assignment to the officer of duties materially inconsistent with the authorities and responsibilities exercised prior to the change in control, an aggregate reduction in the officer's cash compensation, a termination or reduction in scope or value of the officer's employee benefits, a good-faith determination by the officer that, as a result of a change in circumstances following a change in control, the officer is unable to carry out the authorities or responsibilities of the officer's position, or requiring the officer to perform duties beyond a 50-mile radius from the place of the officer's employment immediately prior to the change in control, or to travel at least 50% more than was previously required in any of the three years prior to the change in control.

  Effective June 1, 1992, the Company hired Anthony J. Lynn, under an employment contract, as President of its Entertainment Group. Mr. Lynn is charged with the responsibility of managing the Entertainment Group's television, home video and international operations. Mr. Lynn's employment contract, as amended, extends through June 30, 2000, unless terminated earlier under its terms and conditions. Mr. Lynn is to receive "Base Compensation" ranging from $525,000 (for fiscal year 1998) to a maximum of $550,000 per year (beginning with fiscal year 1999) during the amended term plus all benefits otherwise accorded to senior executives of the Company in similar positions other than the Program. During the term of the contract, management shall also recommend to the Compensation Committee the grant of further options to Mr. Lynn should grants be made generally to other members of senior management. Upon termination of his employment, Mr. Lynn is entitled to receive all or a portion of his Base Compensation and benefits, depending on the date and circumstances of termination. If the Company terminates Mr. Lynn without cause, he is entitled to receive a one-time payment equal to his Base Compensation in the year in which the termination occurs.

  Mr. Lynn may also receive compensation under the Playboy Enterprises, Inc. Incentive Compensation Plan for Anthony J. Lynn (the "Lynn Plan"), which provides Mr. Lynn with the opportunity to receive compensation based on the performance of the Company's Entertainment Group. The Lynn Plan also provides Mr. Lynn with a cash bonus in the event of certain dispositions of the equity or assets of the Entertainment Group.

  The Lynn Plan entitles Mr. Lynn to receive contingent compensation for each fiscal year ("Contingent Compensation") equal to 5% of the amount by which the Entertainment Group's Pre-tax Profits for the fiscal year exceed $2.35 million; provided that, if the sum of his base salary plus that fiscal year's Contingent Compensation equals $2,000,000, any additional Contingent Compensation payable to Mr. Lynn for that fiscal year will equal 2.5% of the amount by which the Entertainment Group's Pre-tax Profits exceed $2.35 million. The Entertainment Group's Pre-tax Profits is defined under the Lynn Plan as the amount, if any, by which the total net revenues of the Entertainment Group exceeds all reasonable and applicable operating expenses attributable to them, in accordance with Generally Accepted Accounting Principles computed consistent with methods utilized by the Company and the Company's outside auditors in the preparation of the Company's audited financial statements. In computing the Pre-tax Profits of the Entertainment Group for any fiscal year, there shall be allowed all fair and reasonable allocation of items of revenue and expenses between divisions, subsidiaries and affiliates of the Company, including, but not limited to, intercompany sales, expenses such as rent, occupancy, general administrative and personnel salaries, technology, insurance, employee benefits costs, security, payroll processing, legal and tax advisory fees, depreciation, profit sharing and auditing expenses. In addition, the effect of any One Time Gain or Loss (defined below) accounted for as part of the Entertainment Group shall be amortized evenly over four years, beginning in the month of occurrence, for purposes of calculating Pre-tax Profits for any fiscal year, regardless of how the transaction is accounted for under Generally Accepted Accounting Principles. A "One Time Gain or Loss" is a gain or loss resulting from a transaction not in the ordinary course of business and which does not result in an Equity Bonus (as described below). Profits or losses from any other fiscal year shall not, except as described above for One Time Gains or Losses, be carried over or back to any other fiscal year or otherwise be taken into consideration in computing the Pre-tax Profits of a particular fiscal year. The Lynn Plan entitles Mr. Lynn to receive Contingent Compensation for fiscal year 1997, the six-month transition period ended December 31, 1997, fiscal year 1998, fiscal year 1999 and the first half of fiscal year 2000, and for each fiscal year after June 30, 2000 unless notice is given by the Compensation Committee to Mr. Lynn that the provisions of the Lynn Plan pertaining to Contingent Compensation will not apply to the specified fiscal year after fiscal year 2000. Mr. Lynn's Contingent Compensation with respect to fiscal year 1998 was $1,190,750.

  If Mr. Lynn's employment is terminated "for cause," Mr. Lynn will receive all Contingent Compensation payable with respect to all periods prior to the fiscal year during which the Company notifies Mr. Lynn that his employment is terminated. If Mr. Lynn's employment is terminated because of Mr. Lynn's death or disability, he (or his estate or personal representative, as applicable) will receive all unpaid Contingent Compensation payable with respect to all periods prior to the fiscal year during which death or disability occurs plus a prorated percentage of the Contingent Compensation for that fiscal year. If Mr. Lynn's employment is terminated by the Company without cause, he will receive 100% of the Contingent Compensation to which Mr. Lynn would have been entitled for and only for the year in which the termination occurs, reduced by amounts payable to Mr. Lynn under Mr. Lynn's Change in Control Agreement (described above).

  If the Company directly or indirectly sells, transfers or otherwise disposes of an equity interest in Playboy Entertainment Group, Inc. ("PEGI") or all or a portion of the assets comprising the Playboy Entertainment Group operations (except sales of assets or operations that contributed less than 25% of the Group's total Pre-tax Profits in the immediately preceding fiscal year or less than a 25% equity interest) to a third party (including a sale to the public) during Mr. Lynn's employment or within three (3) months following the termination of Mr. Lynn's employment (an "Equity Disposition Transaction"), then Mr. Lynn will receive a one-time Equity Bonus equal to the product of EB Pre-tax Profits times the Remaining Term. "EB Pre-tax Profits" is defined in the Lynn Plan as (i) in the case of the sale, transfer or other disposition of an equity interest in PEGI entitling Mr. Lynn to an Equity Bonus, the total Pre-tax Profits of PEGI for the fiscal year immediately preceding the Equity Disposition Transaction times the fully-diluted percentage equity interest in PEGI acquired by the third party, and (ii) in the case of a sale, transfer or other disposition of all or a portion of the assets comprising the Entertainment Group entitling Mr. Lynn to an Equity Bonus, that portion of the Pre-tax Profits of the Entertainment Group generated or attributable to the assets for the fiscal year immediately preceding the Equity Disposition Transaction. "Remaining Term" is defined in the Lynn Plan as the lesser of (i) three (3) or (ii) the number arrived at by dividing by 12 the number of full months remaining in Mr. Lynn's employment term. The payment of the Equity Bonus, if any, will be in addition to any Contingent Compensation payable to Mr. Lynn under the Lynn Plan. The Equity Bonus will be payable only in connection with an Equity Distribution which constitutes a bona fide transfer of an equity interest in PEGI or a bona fide sale of assets and will not be payable in connection with any other transaction (whether in the form of joint ventures, co-productions or otherwise) which represents a financing transaction. The Company is prohibited from structuring a transaction which would otherwise qualify as a sale or distribution of any equity interest in PEGI or a sale of assets of the Entertainment Group as a financing transaction for the purpose of frustrating the provisions of the Lynn Plan.

  Effective May 16, 1997, Linda G. Havard joined the Company as its Executive Vice President, Finance and Operations, and Chief Financial Officer. Under an employment agreement, Ms. Havard receives an annual base salary of $304,500 and is entitled to participate in the Program at a maximum level for fiscal year 1998 of 90% of her base salary earned. Under this agreement, she is entitled to receive a full year's severance (based on her salary at that time) if her employment is terminated for any reason other than cause, which is described as conviction of a crime involving dishonesty, fraud or breach of trust, or engaging in conduct materially injurious to the Company.

                         TRANSACTIONS WITH MANAGEMENT

  The Company owns a 29-room mansion (the "Mansion") located on 5 1/2 acres in Los Angeles, which is used for various corporate activities, including serving as a valuable location for video production and magazine photography, business meetings, enhancing the Company's image, charitable functions and a wide variety of promotional and marketing purposes. The Mansion generates substantial publicity and recognition which increase public awareness of the Company and its products and services. Facilities at the Mansion include a tennis court, swimming pool, gymnasium and other recreational facilities as well as extensive film, video, sound and security systems. The Mansion also includes accommodations for guests and serves as Hugh M. Hefner's office and residence (the "Hefner Residence"). The Mansion has a full-time staff which maintains it, serves in various capacities at the functions held there and provides Mr. Hefner, his guests and the Company's guests with meals, beverages and other services.

  Under a 1979 lease entered into with the Company, the annual rent for Mr. Hefner's basic Mansion accommodations, and the Mansion's facilities, utilities and attendant services is to be determined by independent expert appraisals based on comparable hotel accommodations. In addition, Mr. Hefner is required to pay the sum of the per unit value of nonbusiness meals, beverages and other benefits received by Mr. Hefner and his personal guests. Standard food and beverage unit values are determined by independent expert appraisals based on fair market values. Valuations for both basic accommodations and standard food and beverage units are to be reappraised every three years, with annual adjustments made on the basis of appropriate consumer price index figures in other years. Mr. Hefner is also responsible for the cost of all improvements in any Hefner Residence accommodations, including capital expenditures, that are in excess of normal maintenance for those areas.

  Usage of services and benefits is recorded through a system initially developed by the auditing and consulting firm of PricewaterhouseCoopers LLP and now administered (with appropriate modifications approved by the Audit and Compensation Committees of the Board) by the Company. The lease, effective as of July 1, 1979, had an initial term ending June 30, 1981, and continues for ensuing 12-month periods unless terminated by either party. To accommodate the change in fiscal years, Mr. Hefner's lease continued for only a six month period through December 31, 1998. At December 31, 1998, the lease renewed automatically and will continue to renew automatically for 12 month periods under the terms of the lease described above. The rent charged during fiscal year 1998 included the appraised rent and the per unit value of other benefits described above. Within 120 days after the end of the Company's fiscal year, the actual charge for all benefits is finally determined for the fiscal year. Mr. Hefner pays or receives credit for any difference between the amount finally determined and the amount he paid over the course of the year. The sum of the actual rent and other benefits payable for fiscal year 1998 was estimated by the Company to be $620,000, and Mr. Hefner paid that amount during fiscal year 1998.

  The Company purchased the Mansion in 1971 for $1,050,000 and in the intervening years has made substantial capital improvements at a cost of approximately $12,750,000 through fiscal year 1998 (including approximately $2,470,000 to bring the Hefner Residence accommodations to a standard similar to the Mansion's common areas). The Mansion is included in the Company's financial statements as of December 31, 1998 at a cost, including all improvements and after accumulated depreciation, of approximately $2,540,000. The Company receives rent from Mr. Hefner (see above) and pays all operating costs of the Mansion, which were approximately $4,285,000 in fiscal year 1998 (net of rent received from Mr. Hefner), including depreciation, taxes and security charges related to the protection of the Mansion, employees located there, business guests, the Hefner Residence and other visitors.

  In June 1993, William A. Marovitz, Ms. Hefner's spouse since July 1995, brought an opportunity to the Company to participate in one or more applications for gaming licenses in Greece. Since then, Mr. Marovitz has actively pursued that and other gaming opportunities on the Company's behalf. In June 1994, the independent members of the Board, in recognition of Mr. Marovitz' substantial time and effort on gaming matters, approved a compensation arrangement for all of his gaming-related activities to that time and all of his future activities relating to gaming opportunities in Greece. In consideration for past and future services, the Company paid Mr. Marovitz $125,000 in February 1995. In addition, should the Greek-gaming initiatives result in the opening of a gaming operation in which the Company has an interest, the independent members of the Board agreed to pay Mr. Marovitz a success fee of: (1) $25,000 on the date of opening; and (2) $100,000 on each of the first, second and third anniversaries of the opening date, provided that gaming operations are ongoing on the date of payment. The Company was part of a consortium (the "Consortium"), which Mr. Marovitz was instrumental in putting together, that applied for a gaming license on the island of Rhodes, Greece in June 1995. In November 1995, the Greek government notified the Consortium that the application for the gaming license had been granted. The Company has sold its minority interest in the Consortium, will book a gain of approximately $1.5 million and will receive guaranteed royalty payments from the Consortium. The Consortium is currently renovating the property that will be the Playboy Casino at Hotel des Roses and expects to open the casino in the next few weeks. Mr. Marovitz has continued to be very involved in government regulatory negotiations and to travel to Greece to assist in the project, for which he has received reimbursement of his expenses.

                                PROPOSAL NO. 2

               APPROVAL OF AMENDMENTS TO AND THE RESTATEMENT OF
            THE PLAYBOY ENTERPRISES, INC. 1995 STOCK INCENTIVE PLAN

  In January 1999, the Board unanimously approved and adopted, subject to stockholder approval, amendments to and the restatement of the Playboy Enterprises, Inc. 1995 Stock Incentive Plan, as previously amended and restated in 1996, to (i) increase by 1,900,000 the maximum number of shares of Class B Stock available under the 1995 Plan, and (ii) make other technical amendments. The affirmative vote of a majority of the shares of Class A Stock represented in person or by proxy is required for approval of the amendments to and the restatement of the 1995 Plan. The following summary of the principal provisions of the 1995 Plan is not intended to be exhaustive and is qualified in its entirety by the terms of that plan.

GENERAL DESCRIPTION OF THE 1995 PLAN

  The principal purposes of the 1995 Plan are to provide incentives for key employees of the Company and its subsidiaries through the grant or issuance of options, restricted stock and other awards, thereby giving them incentives to enhance the Company's growth, development and financial success, and to remain in the Company's employ. Under the current 1995 Plan, not more than 1,803,000 shares of Class B Stock are authorized for issuance upon exercise of options and other awards, or upon issuance of restricted or deferred stock awards. Under the proposed amendments to the 1995 Plan, not more than 3,703,000 shares of Class B Stock would be authorized for issuance. The maximum number of shares which may be subject to options, rights or other awards granted under the 1995 Plan to any individual in any calendar year cannot exceed 250,000. If any portion of an option, restricted stock grant or other award terminates or lapses unexercised or unvested, or is cancelled, the shares which were subject to the unexercised portion of option, restricted stock or other award, will again be available for issuance under the 1995 Plan. The 1995 Plan also provides that an employee may not be granted during any calendar year Section 162(m) Performance Awards, as described below, in an amount in excess of $1 million if those Section 162(m) Performance Awards are cash bonuses or other types of performance or incentive awards expressed as cash awards.

  The shares available under the 1995 Plan upon exercise of options, and other awards, and for issuance as restricted or deferred stock, may be either previously authorized but unissued shares or treasury shares. The 1995 Plan provides that the Committee shall make appropriate and equitable adjustments in the number and kind of shares subject to the 1995 Plan, to maximum share amounts included in the 1995 Plan and to outstanding grants under the 1995 Plan in the event of a stock split, stock dividend or certain other types of recapitalizations or reclassifications.

ELIGIBILITY

  Options, restricted stock and other awards under the 1995 Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries and who are determined by the Committee to be key employees. Notwithstanding the foregoing, Hugh M. Hefner is not eligible to receive options under the 1995 Plan. The number of individuals eligible to receive awards under the 1995 Plan cannot be determined because the Compensation Committee determines whether an employee is eligible to receive an award. Through February 28, 1999, approximately 66 individuals had received awards under the 1995 Plan. More than one option, restricted stock grant or other award may be granted to a key employee.

ADMINISTRATION

  The 1995 Plan is administered by the Compensation Committee which is comprised of persons who are both non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and outside directors within the meaning of Section 162(m) of the Code. The Compensation Committee is authorized to determine which employees are key employees to whom options, restricted stock and other awards are to be granted and to determine the number of shares to be subject to those options, restricted stock and other awards and the related terms and conditions, consistent with the terms of the 1995 Plan. The Compensation Committee is also authorized to adopt, amend and revoke rules relating to the administration of the 1995 Plan.

AWARDS UNDER THE 1995 PLAN

  The 1995 Plan provides that the Compensation Committee may grant or issue stock options, restricted stock, deferred stock, performance awards, stock payments and other stock-related benefits, or any combination of them. Each grant or issuance will be set forth in a separate agreement with the person receiving the award and will indicate the type, amount, terms and conditions of the award. As a condition to the grant of an option, the Compensation Committee may require a key employee to surrender for cancellation another award previously granted to the employee.

  Nonqualified stock options ("NQSOs") provide for the right to purchase Class B Stock at a specified price which may not be less than fair market value of that stock at the end of the business day immediately preceding the day the option is granted, and usually will become exercisable (in the discretion of the Compensation Committee) in one or more installments after the grant date. NQSOs may be granted for any term specified by the Compensation Committee, provided that the term of any NQSOs cannot exceed 10 years.

  Incentive stock options ("ISOs") are designed to comply with the provisions of the Code, and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of fair market value of the Class B Stock on the grant date and a 10 year restriction on their term. ISOs granted to holders of 10% or more of the Company's voting capital stock must have an exercise price equal to at least 110% of fair market value of the Class B Stock on the grant date and cannot extend beyond five years. ISOs may be subsequently modified to disqualify them from treatment as an incentive stock option. ISOs that first become exercisable in any year may not exceed $100,000 in value of underlying stock, measured at the grant date, and any excess amount will be considered NQSOs.

  Restricted stock may be granted to participants subject to restrictions as may be determined by the Compensation Committee. Restricted stock may not be sold, or otherwise transferred or pledged, until restrictions are removed or expire. Restrictions may be based on duration of employment, Company performance, individual performance or other factors. Recipients of restricted stock awards, unlike recipients of options, may have voting rights and receive dividends prior to the time when the restrictions lapse. Unless provided otherwise by the Compensation Committee, if no consideration (other than services) was paid by the restricted stockholder upon issuance, a restricted stockholder's rights in unvested restricted stock shall lapse upon termination of employment for any reason at any time or prior to any date the Compensation Committee may establish. If a participant gives consideration other than services for restricted stock, the Company will generally have a right to repurchase the shares of restricted stock upon termination of employment at a price equal to the participant's purchase price. The amendments to the 1995 Plan will provide that a restricted stockholder's rights in unvested restricted stock shall lapse upon a Change of Control (as defined under "Acceleration of Vesting and Expiration of Options" below).

  Deferred stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Compensation Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

  Performance awards may be granted by the Compensation Committee to participants. These awards may be paid in cash or in Class B Stock or in a combination of cash and Class B Stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of the Class B Stock over a predetermined period. Performance awards may also include bonuses which may be granted by the Compensation Committee and which may be payable in cash or in Class B Stock or in a combination of cash and Class B Stock.

  Stock payments may be granted by the Compensation Committee in the form of shares of Class B Stock or an option or other right to purchase shares of Class B Stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including salary, bonuses and commissions, that would otherwise be payable to a key employee in cash.

  The 1996 amendments to the 1995 Plan established four new categories of awards which may be granted under the 1995 Plan: Section 162(m) Restricted Stock, Section 162(m) Deferred Stock, Section 162(m) Performance Awards and
Section 162(m) Stock Payments. Each of these awards is similar to its "generic" category described above except that none of these awards may vest unless one or more specified performance criteria established by the Compensation Committee has been achieved.

DELIVERY OF EXERCISE PRICE OF OPTIONS

  The exercise or purchase price for all options and other rights to acquire Class B Stock, together with any applicable tax required to be withheld, may be paid (a) in cash or by certified or cashier's check at the time of exercise or purchase; or (b) in shares of Class B Stock owned by the optionee; provided, however, that the optionee may use Class B Stock in payment of the exercise price only if the shares so used are considered "mature" for purposes of generally accepted accounting principles, that is, (x) they have been held by the optionee free and clear for at least six months prior to the use of those shares or other rights to pay part of an option exercise price, (y) they have been purchased by the optionee in other than a compensatory transaction, or (z) they meet any other requirements for "mature" shares as may exist on the date of the use of those shares or other rights to pay part of an option exercise price, as determined by the Committee; further provided, however, that the optionee may use Common Stock in payment of the exercise price by means of attestation to the Company of his ownership of sufficient shares in a manner reasonably acceptable to the Committee. Shares actually delivered to the Company (that is, shares for which the attestation mechanism is not used) must be duly endorsed for transfer to the Company. Shares used to pay all or part of the option exercise price as contemplated by this provision will be credited at their fair market value on the date of delivery; or (c) with the approval of the Committee, by delivery of a full recourse promissory note; or
(d) any combination of them. The Committee may also permit the use of a "cashless exercise" procedure which permits the optionee to deliver an exercise notice to a broker-dealer, which then sells the option shares, delivers the exercise price and withholding taxes to the Company and delivers the excess funds, less commission and withholding taxes, to the optionee.

ACCELERATION OF VESTING AND EXPIRATION OF OPTIONS

  Options granted under the 1995 Plan, unless otherwise provided under the terms of a stock option agreement, will generally expire (i) 10 years from the date the option was granted or (ii) three months from the employee's termination of employment as a result of the employee's retirement or the employee's being discharged not for cause unless the employee dies within the three-month period; or (iii) the effective date of (x) a termination of employment for cause, (y) the employee's resignation, or (z) a Change of Control specified in clause (iii) of the definition of that term; or (iv) one year from the employee's termination of employment as a result of the employee's disability, unless the optionee dies within the one-year period; or
(v) one year from the date of the optionee's death. The Committee may provide for different expiration terms for any option.

  The amendment to the 1995 Plan provides that, in the event of a Change of Control of the Company, options that are unvested on the effective date of the Change of Control will become immediately exercisable. The 1995 Plan currently provides that in the event of a Change of Control of the Company specified in clause (iii) of the definition of that term, all vested installments of the option, and the next installment (if any) of the option that is unvested on the effective date of the Change of Control will become immediately exercisable as of the date specified by the Committee.

  For purposes of the 1995 Plan, a "Change of Control" means the occurrence of any of the following events: (i) except in a transaction described in clause
(iii) below, Hugh M. Hefner, Christie A. Hefner, the Hugh M. Hefner 1991 Trust (for so long as Hugh M. Hefner and Christie A. Hefner are joint trustees or one of them is sole trustee), and the Hugh M. Hefner Foundation (for so long as Hugh M. Hefner and Christie A. Hefner are joint trustees or one of them is sole trustee) cease collectively to own a majority of the total number of votes that may be cast for the election of directors of the Company; or (ii) a sale of Playboy magazine by the Company; or (iii) the liquidation or dissolution of the Company, or any merger, consolidation or other reorganization is initiated by the Company, and (y) is one in which the stockholders of the Company immediately prior to the reorganization become the majority stockholders of a successor or ultimate parent corporation of the Company resulting from the transaction and (z) in connection with the event, provision is made for an assumption of outstanding options and rights or a substitution for them of a new option or right in the successor or ultimate parent of substantially equivalent value.

AMENDMENT AND TERMINATION

  The 1995 Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board, provided that (i) no amendment or modification will be effective if it would cause the 1995 Plan to fail to meet the applicable requirements of Rule 16(b)- 3, and (ii) no amendment or modification which would require stockholder approval under Rule 16(b)-3 will be effective until stockholder approval is obtained. The 1995 Plan may be wholly or partially amended, modified, suspended or terminated at any time or from time to time by the Board, provided that no amendment or modification may increase the maximum number of shares available for issuance under the 1995 Plan (except for adjustments described above) or change the types of employees eligible to participate in it, without stockholder approval of any amendment or modification of that type. Neither the amendment, suspension nor termination of the 1995 Plan shall, without consent of the holder of an option, restricted stock or award, alter or impair any rights or obligations under any option, restricted stock or award. No option, restricted stock or other award may be granted during any period of suspension nor after termination of the 1995 Plan, and in no event may any option be granted under the 1995 Plan after the expiration of 10 years from the date the 1995 Plan was approved by the Company's stockholders.

TRANSFER RESTRICTIONS

  The options, restricted stock awards, deferred stock awards, performance awards and stock payments under the 1995 Plan may not be transferred under any circumstances, and any attempted disposition of them shall be null and void and of no effect; provided that the restriction on transferability shall not prevent transfers by will or by the applicable laws of descent and distribution or under a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules under it, and transfers of shares acquired upon exercise of any option, award or right under the 1995 Plan will be permitted to the extent permitted by Rule 16(b)-3 as then in effect. The 1995 Plan leaves the transferability of all awards to the discretion of the Committee.

MISCELLANEOUS PROVISIONS

  The Plan specifies that the Company may make loans to 1995 Plan participants to enable them to exercise options, purchase shares or realize the benefits of other awards granted under the 1995 Plan. The terms and conditions of loans, if any are made, are to be set by the Committee and approved by the Board.

  The dates on which options or other awards under the 1995 Plan first become exercisable or vest will be set forth in individual stock option agreements or other agreements setting forth the terms of the awards.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 1995 Plan based on federal income tax laws in effect on March 22, 1999. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

TAX CONSEQUENCES TO PARTICIPANTS

  Nonqualified Stock Options. In general: (i) no income will be recognized by an optionee at the time an NQSO is granted; (ii) at the time of exercise of an NQSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired upon an exercise of an NQSO, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

  Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. If shares of Class B Stock are issued to an optionee upon the exercise of an ISO and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

  If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares if a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss), depending on the holding period.

  Restricted Stock. A recipient of restricted stock (including Section 162(m) Restricted Stock) generally will be subject to tax at ordinary income rates on the fair market value of the shares of restricted stock (reduced by any amount paid by the recipient for the shares) at the time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of
Section 83 of the Code. A recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will recognize ordinary income at the time in an amount equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to shares of restricted stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

  Deferred Stock. No income generally will be recognized upon the grant of deferred stock (including Section 162(m) Deferred Stock). The recipient of a deferred stock grant generally will be subject to tax at ordinary income rates on the fair market value of nonrestricted shares of Class B Stock on the date that the shares are transferred to the participant under the grant, reduced by any amount paid by the participant, and the capital gains/loss holding period for the shares will also commence on that date.

  Performance Awards. No income generally will be recognized upon the grant of deferred stock (including Section 162(m) Performance Award). Upon payment in respect of the earn-out of performance awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Class B Stock received.

  Stock Payment and Section 162(m) Stock Payment. A participant who elects to receive shares of Class B Stock in lieu of other compensation generally will recognize ordinary income at the time the shares are received in an amount equal to the fair market value of the shares. A participant who elects to receive NQSOs in lieu of other compensation generally will be taxed as described above in the case of a recipient of NQSOs.

TAX CONSEQUENCES TO THE COMPANY OR SUBSIDIARY

  To the extent that an employee recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the employee performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by Section 162(m) of the Code.

1995 PLAN BENEFITS DURING FISCAL YEAR 1998

  The types of awards which may be granted in the future are subject to the discretion of the Committee and, therefore, cannot be determined. Two executive officers received awards under the 1995 Plan during fiscal year 1998. Other employees received under the 1995 Plan during fiscal year 1998 stock options to purchase 42,500 shares of Class B Stock and restricted stock awards covering 16,250 shares of Class B Stock.

  THE BOARD RECOMMENDS THAT HOLDERS OF THE COMPANY'S CLASS A STOCK VOTE "FOR" APPROVAL OF THE AMENDMENTS TO AND THE RESTATEMENT OF THE PLAYBOY ENTERPRISES, INC. 1995 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED.

                                PROPOSAL NO. 3

            APPROVAL OF AMENDMENTS TO THE PLAYBOY ENTERPRISES, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

  In April 1996, the Board adopted, subject to stockholder approval, which was received in November 1996, the Playboy Enterprises, Inc. Employee Stock Purchase Plan, as amended, which authorized the purchase by certain employees of the Company of up to 50,000 shares of Class B Stock. In October 1996, the Board adopted amendments to and restatement of the Purchase Plan which modified certain participation mechanics and made technical revisions prompted by changes to Rule 16b-3 under the Securities Exchange Act of 1934, as amended. On March 10, 1999, the Board approved, subject to stockholder approval, additional amendments to the Purchase Plan, primarily to increase the number of shares by 90,000, for a total of 140,000. The affirmative vote of a majority of the shares of Class A Stock represented in person or by proxy is required for the approval of the amendments to the Purchase Plan. All subscriptions for, and purchases of, Class B Stock under the Purchase Plan above 50,000 shares will be null and void unless the amendment increasing the shares authorized under the Purchase Plan is approved by the Company's stockholders by March 2000. The following summary of the principal provisions of the Purchase Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the Purchase Plan.

PURPOSE

  The Purchase Plan is intended to advance the interests of the Company and its stockholders by allowing employees of the Company and certain of its subsidiaries the opportunity to purchase shares of the Company's Class B Stock. The Purchase Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423 of the Code. See "Federal Income Tax Consequences".

ADMINISTRATION

  The Purchase Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee has the authority to (i) interpret and construe the Purchase Plan and any subscriptions under it, (ii) establish policies, procedures and rules related to the operation and administration of the Purchase Plan, (iii) designate from time to time the subsidiaries of the Company whose employees will be eligible to participate in the Purchase Plan, (iv) make adjustments in the price and the number and kind of shares which may be purchased under the Purchase Plan under the circumstances described below under "Adjustments," and (v) subject to certain limitations, amend the provisions of the Purchase Plan. The interpretation and construction by the Committee of any provision of the Purchase Plan or of any subscription under it will be final.

RULES

  The Committee may adopt rules applicable to the administration of the Purchase Plan. Those rules may address minimum payroll deductions and other matters, including the delivery of reports to participants related to the operation of the Purchase Plan.

AGGREGATE SHARES AVAILABLE FOR PURCHASE

  Subject to adjustment as described below, currently up to 50,000 and, as amended, up to 140,000 aggregate shares of Class B Stock may be purchased under the Purchase Plan. If the number of shares which may be purchased on any Purchase Date exceeds the number of shares available to be purchased under the Purchase Plan, the shares available to be purchased will be made available for purchase on a pro rata basis among subscriptions. Shares of Class B Stock sold under the Purchase Plan shall be authorized but unissued or reacquired shares.

ELIGIBILITY

  Each employee of the Company (or a subsidiary designated by the Committee) who works customarily 20 or more hours per week may participate in the Purchase Plan by subscribing to purchase shares of Class B Stock. Notwithstanding the foregoing, no employee may subscribe to purchase shares if, immediately after the subscription, the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. For purposes of making this determination, an employee is considered as owning the stock owned, directly or indirectly, by or for the employee's brothers and sisters, spouse, ancestors and lineal descendants. Also, stock owned, directly or indirectly, by or for a corporation, partnership, estate, or that is considered as being owned proportionately by or for its shareholders, partners, or beneficiaries, is considered as owned by the employee. In addition, an employee is considered as owning stock which the employee may purchase under outstanding options. A "subsidiary" is defined under the Purchase Plan as any corporation in which the Company directly or indirectly owns or controls more than 50% of the total combined voting power of all classes of stock issued by the corporation. As of February 28, 1999, approximately 840 employees were eligible to participate in the Purchase Plan.

  Shares of Class B Stock may be purchased only by subscribing employees who have legal capacity as determined under applicable state law or, in the event of the employee's legal incapacity, by his or her guardian or legal representative acting in a fiduciary capacity on behalf of the employee under state law or court supervision.

TERMS OF SUBSCRIPTIONS

  Beginning with July 1, 1996, each eligible employee may subscribe to purchase shares of Class B Stock by completing a written agreement (a "Subscription") provided by the Committee and submitting it as directed by the Committee. Under a Subscription, an eligible employee designates any whole dollar amount to be withheld from the employee's compensation in each pay period and used to purchase shares of Class B Stock on the next Purchase Date, provided that (i) the whole dollar amount cannot exceed 10% of his or her gross regular earnings (on a bi-weekly basis), (ii) the maximum number of shares of Class B Common Stock which can be purchased by any one employee on any Purchase Date cannot exceed 1,000 shares of Class B Stock and (iii) the Committee may establish minimum payroll deductions. Notwithstanding the foregoing, no Subscription will permit the rights of an employee to purchase (under all of the Company's employee stock purchase plans) shares of the Company's stock to accrue at a rate which exceeds $25,000 of fair market value (determined on the Subscription Date, which is generally defined as the first business day of each fiscal quarter or, if later, the date a participant first becomes an employee) in any calendar year. Once an employee submits a Subscription, the employee will remain a participant in the Purchase Plan in accordance with the provisions described below. The form of Subscription may contain other terms which do not conflict with the terms of the Purchase Plan.

PURCHASE OF STOCK; PRICE AND PAYMENT

  The purchase of shares of Class B Stock will take place automatically on the last business day of each fiscal quarter during which the Purchase Plan is in effect (the "Purchase Date"). Unless a participant has withdrawn from the Purchase Plan, shares of Class B Stock shall be purchased to the extent of amounts withheld from the participant's compensation. The purchase price of shares purchased under the Purchase Plan will be an amount equal to 85% of the fair market value of the stock on the applicable Purchase Date. During the time as the Class B Stock is traded on the NYSE, the fair market value per share shall be the closing price of the Class B Stock (as reported in the record of Composite Transactions for NYSE-listed securities and printed in The Wall Street Journal) on the Purchase Date or on the next regular business day on which the Class B Stock is traded if no shares of Class B Stock are traded on the Purchase Date. As of February 28, 1999, the closing price of the Class B Stock on the NYSE was $20 15/16. Fractional shares may be purchased under the Purchase Plan and credited to participant accounts; however, the Company shall have the right to pay cash in lieu of any fractional shares of Common Stock to be distributed from an employee's account.

  The purchase price will be payable in full in U.S. dollars derived by withholdings from participants' compensation. A participant can terminate withholdings related to the Purchase Plan at any time. In addition, a participant may, once each quarter, change the amount withheld from his or her compensation by submitting a written request to the Company at least 15 business days before any Purchase Date.

CANCELLATION AND WITHDRAWAL

  A participant may cancel any Subscription in whole and obtain a refund of amounts withheld from his or her compensation by submitting a written request to the Company at least 15 business days before a Purchase Date. All unused payments credited to his or her account will be refunded within a reasonable time after the Company's receipt of the notice. Any cancellation of a subscription in whole will constitute a withdrawal under the Purchase Plan.

TERMINATION OF EMPLOYMENT

  If a participant retires or becomes disabled, accumulated payments in his or her account upon retirement or disability will be used to purchase shares of Class B Stock on the next Purchase Date, unless the Company is otherwise notified in writing. In addition, he or she may elect to continue making payments equal to the rate of payroll deductions made before retirement or disability until the first Purchase Date following retirement or disability. If a participant dies, the participant's designated beneficiary or legal representative may exercise the same elections available to a participant who retires or becomes disabled. If a participant ceases to be employed by the Company or a participating subsidiary for any other reason, the participant may elect in writing to have all accumulated payments in his or her account at the time of termination applied to purchase shares of Class B Stock on the next Purchase Date following termination. In the absence of a written election, all unused payments credited to his or her account will be refunded within a reasonable period of time.

NO INTEREST

  No interest will accrue on any amounts withheld from an employee's compensation.

TRANSFERABILITY

  Neither payments credited to an employee's account nor any rights to subscribe to purchase shares of Class B Stock under the Purchase Plan may be transferred by a participant except by the laws of descent and distribution. Any attempted transfer will be ineffective; however, the Company may choose to treat an attempted transfer as an election to withdraw from participation in the Purchase Plan.

ADJUSTMENTS

  The Committee may make or provide for adjustments in the purchase price and in the number and kind of shares of Class B Stock or other securities covered by outstanding subscriptions or the maximum shares specified above in "Terms of Subscriptions" as the Committee, in its sole discretion exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of employees which would otherwise result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase stock or any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any transaction or event having an effect similar to the foregoing, the Committee, in its discretion, may also provide in substitution for any or all outstanding Subscriptions under the Purchase Plan alternative consideration as it, in good faith, may determine to be equitable in the circumstances.

RIGHTS AS A STOCKHOLDER

  An employee shall have no rights as a stockholder with respect to any Class B Stock covered by his or her Subscription until the Purchase Date following payment in full. Except as described in "Adjustments" above, no adjustment will be made to the Purchase Plan or to outstanding Subscriptions for dividends (ordinary or extraordinary, whether in cash, securities or other property), or distributions or other rights for which the record date occurs prior to purchase.

AMENDMENT

  The Committee may from time to time amend the Purchase Plan. Except for the adjustments described above, without the approval of the stockholders of the Company, no amendment can (i) increase the total number of shares available for issuance under the Purchase Plan, or (ii) materially modify the requirements as to eligibility for participation in the Purchase Plan.

DURATION

  Employees may subscribe for shares under the Purchase Plan until April 25, 2006. Notwithstanding the foregoing, the Committee may terminate or suspend the Purchase Plan if at any time less than 5% of the eligible employees are participating in the Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of the federal income tax consequences that may occur based on the federal income tax laws in effect on March 22, 1999. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

TAX CONSEQUENCES TO EMPLOYEES

  The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Assuming the Purchase Plan qualifies under Section 423 of the Code, participants will not recognize income for federal income tax purposes either upon Subscriptions under the Purchase Plan or upon purchases of shares under it. All tax consequences of purchasing shares under the Purchase Plan are deferred until the participant sells or otherwise disposes of the shares or dies.

  If the shares are held more than two years from the applicable Subscription Date and more than one year from the applicable Purchase Date, the participant will be taxed on the sale of shares at long-term capital gains rates, except to the extent that the participant realizes ordinary income under Section 423(c) of the Code in an amount equal to the lesser of (i) 15% of the fair market value of the shares on the Subscription Date or (ii) the amount by which the fair market value of the shares at the time of the sale exceeds the purchase price.

  If a participant should die owning shares acquired under the Purchase Plan, he or she will be deemed to have disposed of his or her shares on the date of death and will realize ordinary income to the extent of the ordinary income component described in the preceding paragraph, but no capital gain will result until the time of a subsequent sale, when the amount of gain will typically be equal to the excess of the selling price over the fair market value of the shares on the date of death or the alternative valuation date for federal estate tax purposes.

  If shares acquired under the Purchase Plan are sold, exchanged or otherwise disposed of before the end of the required holding periods described above, the participant will, in the usual case, realize ordinary income at the time of disposition equal to the excess of the fair market value of the shares on the applicable Purchase Date over the purchase price of the shares. Any additional gain on the sale or disposition should be taxable as capital gains, long-term or short-term, depending on the holding period.

TAX CONSEQUENCES TO THE COMPANY

  To the extent that an employee of the Company or any subsidiary realizes ordinary income because he or she did not hold the stock more than two years from the applicable Subscription Date and more than one year from the applicable Purchase Date, the Company or its subsidiary generally will be entitled to a corresponding deduction in the year in which the disposition occurs. Otherwise, no deduction is allowable to the Company with respect to shares acquired under the Purchase Plan.

PURCHASE PLAN BENEFITS

  The number of shares of Class B Stock which may be purchased in the future by employees is dependent on each employee's decision as to the extent, if any, to participate in the Purchase Plan and, therefore, cannot be determined.

  THE BOARD RECOMMENDS THAT HOLDERS OF THE COMPANY'S CLASS A STOCK VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE PLAYBOY ENTERPRISES, INC. EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED.

                                PROPOSAL NO. 4

            APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF PLAYBOY ENTERPRISES INTERNATIONAL, INC.

  On March 15, 1999, the Company completed its acquisition (the "Spice Acquisition") of Spice Entertainment Companies, Inc. ("Spice") under the terms of an Agreement and Plan of Merger, dated as of May 29, 1998, as amended (the "Merger Agreement"), by and among Playboy Enterprises, Inc. ("Old Playboy"), New Playboy, Inc., formerly a wholly-owned subsidiary of Old Playboy ("New Playboy"), Playboy Acquisition Corp., formerly a wholly-owned subsidiary of New Playboy ("PAC"), Spice Acquisition Corp., formerly a wholly-owned subsidiary of New Playboy ("SAC") and Spice. At the closing of the Spice Acquisition, (i) Old Playboy merged with PAC (the "Playboy Merger"), (ii) Spice merged with SAC (the "Spice Merger"), and (iii) as a result of the Playboy Merger and the Spice Merger, Old Playboy and Spice each became wholly-owned subsidiaries of New Playboy. New Playboy, the new publicly traded holding company created by the Playboy Merger and the Spice Merger, was renamed "Playboy Enterprises, Inc." and Old Playboy was renamed "Playboy Enterprises International, Inc."

  The Playboy Merger was effected under the terms of (S) 251(g) of the Delaware General Corporation Law (the "DGCL") which permits the merger of a corporation into one of its direct or indirect wholly-owned subsidiaries without the approval of the stockholders of either corporation, provided that a variety of conditions specified in (S) 251(g) are satisfied. One of these conditions required that, in the Playboy Merger, the Restated Certificate of Incorporation of Old Playboy (the "Old Playboy Charter") be amended to add a new Article THIRTEENTH. Article THIRTEENTH provides that any act or transaction by or involving Old Playboy that, under the DGCL, would require the approval of the stockholders of Old Playboy, shall now also require the approval of the stockholders of New Playboy (i.e., the approval of a majority of the holders of Class A Stock of the Company).

  The Board has determined that an amendment to the Old Playboy Charter is advisable and has unanimously voted to recommend the proposed amendment to the holders of the Company's Class A Stock for adoption. The proposed amendment would delete Article THIRTEENTH of the Old Playboy Charter. With Article THIRTEENTH, the holders of the Class A Stock and specifically The 1991 Hugh M. Hefner Trust, none of which are subject to fiduciary duties, would have veto power over any major corporate transaction involving Old Playboy, a subsidiary of the Company, regardless of the fact that the transaction may have been approved by the Board, which is subject to fiduciary duties. The proposed amendment would put the Company in the same position with respect to its subsidiaries, including Old Playboy, as it was in prior to the Spice Acquisition. Hugh M. Hefner, as trustee of The 1991 Hugh M. Hefner Trust, has agreed to vote as directed by the Board on matters pertaining to Old Playboy until Article THIRTEENTH of the Old Playboy charter is deleted.

  THE BOARD RECOMMENDS THAT THE HOLDERS OF THE COMPANY'S CLASS A STOCK VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF PLAYBOY ENTERPRISES INTERNATIONAL, INC.

                                PROPOSAL NO. 5

                             INDEPENDENT AUDITORS

  The Board, upon the recommendation of the Audit Committee, has determined that PricewaterhouseCoopers LLP should continue to serve as auditors for the Company for the fiscal year ending December 31, 1999.

  THE BOARD RECOMMENDS THAT THE HOLDERS OF THE COMPANY'S CLASS A STOCK VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

  A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will be available to respond to appropriate questions from stockholders. The representative will be allowed to make a statement regarding appropriate issues, should he or she wish to do so. The fees and expenses incurred by the Company for the fiscal year 1998 annual audit as performed by PricewaterhouseCoopers LLP are estimated to be approximately $235,000. The final cost of the audit for the six-month transition period ended December 31, 1997 performed by PricewaterhouseCoopers LLP was approximately $223,000 with all expenses included.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange and Pacific Exchange. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the copies of the forms received by it, or written representations from certain reporting persons that no other reports were required during the fiscal year 1998, all of the Company's officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements except that Ms. Hefner, through no fault of her own, filed a late Form 4 reporting one transaction.

               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the 2000 annual meeting must be received by the Company no later than March 15, 2000 to be considered for inclusion in its proxy statement and form of proxy relating to that meeting. Proposals should be addressed to the Secretary, Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611, and, while not required, should be submitted by Certified Mail Return Receipt Requested to confirm the date of receipt.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

  A copy of the Company's Annual Report to Stockholders and the Company's Annual Report on Form 10-K for fiscal year 1998, including financial statements, was mailed to each stockholder on March 31, 1999.

                                OTHER BUSINESS

  As of the date of this Proxy Statement, management knows of no other business that will be presented for consideration at the annual meeting. If, however, other proper matters are presented at the meeting, it is the intention of the proxy holders named in the enclosed form of proxy to take action in accordance with their best judgment. All matters to be voted upon by stockholders require a majority vote of the shares of Class A Stock represented in person or by proxy. The quorum requirement for convening the meeting is a majority of the outstanding Class A Stock. Properly executed proxies that are marked "withheld" (in the case of director elections) or "abstain" or are held in street name by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum is present at the meeting. "Withhelds" (in the case of director elections) and abstentions (with respect to all other matters) will have the same effect as a vote against the proposal to which it applies. Broker non-votes will be treated neither as a vote for nor as a vote against any of the proposals to which those broker non-votes apply.

                                          By Order of the Board of Directors

Chicago, Illinois
April 13, 1999

PROXY                                                                    PROXY

                            PLAYBOY ENTERPRISES, INC.

     This Proxy is Solicited on Behalf of The Board of Directors for the
           Annual Meeting of Stockholders to be held on May 12, 1999



  The undersigned hereby constitutes and appoints CHRISTIE A. HEFNER and HOWARD SHAPIRO, and each of them, as Proxies, each with full power of substitution, to vote for the undersigned all of the shares of Class A Common Stock of PLAYBOY ENTERPRISES, INC. registered in the name of the undersigned, as of March 22, 1999, at the annual meeting of stockholders of Playboy Enterprises, Inc. to be held May 12, 1999 and at any and all adjournments of that meeting, upon the following matters, which are more fully described in the Proxy Statement.

  The right to revoke this proxy at any time before it is voted is reserved. When properly executed, this proxy will be voted or withheld in accordance with the specifications made in this proxy. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF MS. HEFNER AND MESSRS. BOOKSHESTER, CHEMEROW, DRAPKIN, ROSENTHAL, ROSENZWEIG AND WOLFSON; "FOR" APPROVAL OF AMENDMENTS TO AND THE RESTATEMENT OF THE 1995 STOCK INCENTIVE PLAN; "FOR" APPROVAL OF AMENDMENTS TO THE EMPLOYEE STOCK PURCHASE PLAN; "FOR" APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF PLAYBOY ENTERPRISES INTERNATIONAL, INC.; AND "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.



     PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE
                              ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)



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

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. (_)



1. Election of Directors: Nominees: D. Bookshester, D. Chemerow, D. Drapkin, C. Hefner, S. Rosenthal, R. Rosenzweig, B. Wolfson. To withhold authority to vote for one or more (but less than all) nominees, write such nominee(s) name below and mark "For All Except".


    ------------------------------------------------------------------------

                                                     For All
                      For          Withheld          Except
                      (_)            (_)              (_)





2. To approve amendments to and the restatement of the 1995 Stock Incentive Plan, as amended and restated, of Playboy Enterprises, Inc.

                      For          Against           Abstain
                      (_)            (_)               (_)




3. To approve amendments to the Employee Stock Purchase Plan, as amended, of Playboy Enterprises, Inc.

                      For          Against           Abstain
                      (_)            (_)               (_)


4. To approve an amendment to the Restated Certificate of Incorporation of Playboy Enterprises International, Inc., a subsidiary of Playboy Enterprises, Inc.


                      For          Against           Abstain
                      (_)            (_)               (_)



5. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of Playboy Enterprises, Inc. for the current fiscal year.

                      For          Against           Abstain
                      (_)            (_)               (_)







The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.


Signature(s):_____________________________________ Dated:______________, 1999.
The signature to this proxy should conform exactly to the name as shown. When shares are held by joint tenant, all such tenants must sign.

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